EXHIBIT 99.1


       Attestation Report of Independent Registered Public Accounting Firm


Citibank Omni-S Master Trust
    c/o The Bank of New York, as Trustee

Citi Omni-S Finance LLC, as Seller

Citibank (South Dakota), National Association, as Servicer

We have examined management's assertion, included in the accompanying Management's Report on Internal Control related to Servicing Procedures, that as of December 31, 2004, based upon criteria established in the Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"), Citibank (South Dakota), National Association ("CBSD") maintained an effective system of internal control over the servicing procedures provided to Citibank Omni-S Master Trust (formerly known as Sears Credit Account Master Trust II) (the "Trust") under the terms of the Pooling and Servicing Agreement dated as of July 31, 1994 (as amended and supplemented through the date hereof, the "Agreement"), by and among CBSD (as successor to Sears, Roebuck and Co.), as Servicer, Citi Omni-S Finance LLC (as successor to SRFG, Inc.), as Seller, and The Bank of New York (as successor trustee to Bank One, National Association (formerly known as The First National Bank of Chicago)), as Trustee, insofar as such internal control relates to the prevention and detection of errors and irregularities that would be material to the assets of the Trust. Management is responsible for the assertion. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence supporting management's assertion and performing such other procedures, as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of the internal control over the servicing procedures performed by CBSD, as Servicer, to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion referred to above is fairly stated, in all material respects, based on criteria established in the Internal Control - Integrated Framework issued by COSO.


/s/ KPMG LLP
------------

New York, NY
March 30, 2005

     Management's Report on Internal Control related to Servicing Procedures

Citibank (South Dakota), National Association ("CBSD") is the Servicer of Citibank Omni-S Master Trust (formerly known as Sears Credit Account Master Trust II) (the "Trust").

Management of CBSD is responsible for establishing and maintaining effective internal control over the servicing procedures provided by CBSD to the Trust under the terms of the Pooling and Servicing Agreement dated as of July 31, 1994 (as amended and supplemented through the date hereof, the "Agreement"), by and among CBSD (as successor to Sears, Roebuck and Co.), as Servicer, Citi Omni-S Finance LLC (as successor to SRFG, Inc.), as Seller, and The Bank of New York (as successor trustee to Bank One, National Association (formerly known as The First National Bank of Chicago)), as Trustee.

There are inherent limitations in the effectiveness of any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to the servicing procedures provided by CBSD to the Trust. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Management's assessment of its internal control is based on criteria for effective internal control described in the Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2004, CBSD maintained effective internal control over the servicing procedures provided to the Trust under the terms of the Agreement, insofar as such internal control relates to the prevention and detection of errors and irregularities that would be material to the assets of the Trust.


March 30, 2005

Citibank (South Dakota), National Association


/s/ Kendall Stork
------------------------
Kendall Stork
President